SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

LEAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

      (3)  Filing party:

      (4)  Date filed:

LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 11, 2000
10:00 A.M., Eastern Time

Lear Corporation

5200 Auto Club Drive
Dearborn, Michigan 48126

March 30, 2000

Fellow Stockholder:

      On behalf of the Board of Directors, you are cordially invited to attend the 2000 Annual Meeting of Stockholders. The purpose of the meeting is to:

1.	elect three directors;

2.	approve the appointment of Arthur Andersen LLP as our independent auditors for 2000; and

3.	conduct any other business properly before the meeting.

      Attendance and voting are limited to stockholders of record at the close of business on March 17, 2000. A list of stockholders entitled to vote at the meeting will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our offices for ten days prior to the meeting and also at the meeting.

      Your vote is important. Whether you plan to attend or not, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

Joseph F. McCarthy
Vice President, Secretary
and General Counsel

LEAR CORPORATION

21557 Telegraph Road
Southfield, Michigan 48034

PROXY STATEMENT

INTRODUCTION

Annual Meeting:	The Annual Meeting of Stockholders will be held at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126, on Thursday, May 11, 2000, at 10:00 a.m., Eastern Time.

Record Date:	The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 17, 2000.

Mailing Date:	We anticipate first mailing this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about March 30, 2000.

Agenda:	The agenda for the meeting is:

1. to elect three directors;

2. to approve the appointment of Arthur Andersen LLP as our independent auditors for 2000; and

3. to conduct any other business properly before the meeting.

Proxy Solicitation:	Our Board of Directors is soliciting this proxy. Certain of our officers and employees may also solicit proxies personally and by telephone. In addition, we are paying the cost of solicitation, including the cost of mailing. Corporate Investor Communications, Inc. will help us to solicit brokers and nominees at a cost of approximately $5,500, plus their expenses. We have requested that banks, brokers and other custodian nominees and fiduciaries supply, at our expense, proxy material to the beneficial owners of our common stock.

Voting of Proxies:	Properly dated, executed and returned proxies will be voted in accordance with your instructions. If no specific instructions are given, your shares will be voted FOR the Board’s nominees in item one and FOR the approval of agenda item two.

We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies:	You may revoke your proxy at any time before it is voted at the meeting by:

• delivering to Joseph F. McCarthy, Vice President, Secretary and General Counsel, a signed, written revocation letter dated later than the proxy;

• submitting a proxy with a later date;

• attending the meeting and voting either in person or by ballot.

Outstanding Shares:	On the record date, there were outstanding 66,125,380 shares of our common stock, the only class of voting securities outstanding.

Quorum:	A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present.

Voting:	Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

Required Vote:	Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the three individuals who receive the largest number of the votes will be elected as directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

Approval of the appointment of our independent auditors requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Any shares not voted (whether by abstention, broker non-vote or otherwise) with respect to the appointment of independent auditors will have no effect on the outcome of the vote.

Broker Votes:	Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of common stock in street name who do not receive instructions from beneficial owners by the date specified in the statement accompanying this proxy material are entitled to vote on the election of directors and the appointment of independent auditors.

Annual Report:	Lear Corporation’s 1999 Annual Report is being mailed to you with this proxy statement.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

      Our Board consists of three classes. One class of directors is elected at each annual meeting of stockholders to serve a three year term. Directors elected at the 2000 Annual Meeting of Stockholders will hold office until their successors are elected at the 2003 Annual Meeting of Stockholders. Directors not up for election this year will continue in office for the remainder of their terms.

      The Nominating Committee has nominated Irma B. Elder, David P. Spalding and James A. Stern to stand for election to our Board. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of all nominees.

      All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by the Board. Alternatively, the Board may reduce the number of directors to be elected at the meeting.

Nominees For Terms Expiring at the 2003 Annual Meeting

Irma B. Elder:	Age: 69

Mrs. Elder, who has been a director of Lear since February 1997, has owned and operated various Detroit area automobile dealerships since 1983. In addition, Mrs. Elder serves on the board of directors of the Federal Reserve Bank of Chicago (Detroit Branch). Mrs. Elder is also a board member of the Detroit Chamber of Commerce and a member of the Michigan Hispanic Chamber of Commerce.

David P. Spalding:	Age: 45

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding has been a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding is also a director of AMTROL, Inc., Williams Scotsman, Inc. and Frank’s Nursery & Crafts, Inc.

James A. Stern:	Age: 49

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman of The Cypress Group, a position he has held since 1994. He is also a director of Cinemark U.S.A., Inc., AMTROL, Inc., Frank’s Nursery & Crafts, Inc., and WESCO International, Inc.

YOUR BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NOMINEE.

MANAGEMENT

Directors

      Set forth below is a description of the business experience of each of our directors other than Mrs. Elder, Mr. Spalding and Mr. Stern, whose biographies are set out in the section entitled “Election of Directors.” The terms of directors Mr. McCurdy, Mr. Parrott and Mr. Way expire at the annual meeting in 2001 and the terms of directors Mr. Bing, Mr. Rossiter, Mr. Shower and Mr. Vandenberghe expire at the annual meeting in 2002.

David Bing:	Age: 56

Mr. Bing has been a director of Lear since February 1999. Mr. Bing currently serves, and has served since each entity’s formation, as Chairman of the following: (i) Bing Steel, L.L.C., (ii) Superb Manufacturing, Inc., (iii) Bing Manufacturing, Inc., (iv) Detroit Automotive Interiors, L.L.C., (v) Bing Blanking, L.L.C. and (vi) The Bing Group, L.L.C. Mr. Bing currently serves on the board of directors of DTE Energy Company, Steelcase Inc. and Standard Federal Bank, member ABN AMRO Bank and also serves on the Michigan Minority Business Development Council.

Larry W. McCurdy:	Age: 64

Mr. McCurdy has been a director of Lear since 1988. Mr. McCurdy is currently President, Dana Automotive Aftermarket Group, a position he has held since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a worldwide manufacturer of motor vehicle parts, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of Mohawk Industries, Inc. and Breed Technologies, Inc.

Roy E. Parrott:	Age: 59

Mr. Parrott, who has been a director of Lear since February 1997, has been the Chief Executive Officer of Simpson Industries since 1994 and Chairman of Simpson Industries since November 1997. From 1989 to November 1997, Mr. Parrott was president of Simpson Industries and has been a director of Simpson Industries since 1989. Simpson Industries designs, engineers and manufactures precision-machined components and module assemblies used primarily in automobile, light truck and diesel engines.

Robert E. Rossiter:	Age: 54

Mr. Rossiter is our President and Chief Operating Officer, a position he has held since November 1998, and he has been a director of Lear since 1988. Mr. Rossiter served as our Chief Operating Officer — International Operations from April 1997 to November 1998. He also served as our President from 1984 until the present and as our Chief Operating Officer from 1988 to April 1997.

Robert W. Shower:	Age: 62

Mr. Shower has been a director of Lear since 1991. Mr. Shower was appointed Senior Vice President and Chief Financial Officer of Seagull Energy Corporation in March 1992, elected a director in May 1992 and named Executive Vice President in 1994. Mr. Shower retired from his positions with Seagull Energy Corporation, an oil and gas exploration and production company, in April 1996. Mr. Shower serves as a director of Highlands Insurance Group, Inc., Edge Petroleum Corporation and Nuevo Energy Company.

James H. Vandenberghe:	Age: 50

Mr. Vandenberghe is our Vice Chairman, a position which he has held since November 1998. Mr. Vandenberghe has been a director of Lear since 1995. He served as our President and Chief Operating Officer — North American Operations from April 1997 to November 1998. He also served as our Chief Financial Officer from 1988 to April 1997 and as our Executive Vice President from 1993 to April 1997.

Kenneth L. Way:	Age: 60

Mr. Way is our Chairman of the Board and Chief Executive Officer, a position he has held since 1988. Mr. Way has been with Lear for 34 years. Mr. Way also serves as a director of Comerica, Inc., CMS Energy Corporation, Wesco International, Inc. and the Henry Ford Health Systems.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of March 17, 2000 (except as indicated below), beneficial ownership, as defined by Securities and Exchange Commission rules, of our common stock by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the shares listed unless otherwise indicated.

	Number of Shares
	of Common Stock		Percentage of
	Owned Beneficially		Common Stock

J.P. Morgan & Co. Incorporated(1)	6,027,626		9.0

Franklin Mutual Advisors, LLC(2)	5,631,096		8.4

Neuberger Bergman, Inc.(3)	4,675,476		7.0

FMR Corp.(4)	4,161,800		6.2

Kenneth L. Way(5)(6)	417,606	(7)	*

Robert E. Rossiter(5)(6)	226,681	(8)	*

James H. Vandenberghe(5)(6)	213,550	(9)	*

Donald J. Stebbins(6)	57,588	(10)	*

Douglas G. DelGrosso(6)	27,608	(11)	*

Larry W. McCurdy(5)	13,250	(12)	*

Robert W. Shower(5)	6,995	(13)	*

James A. Stern(5)	6,400	(14)	*

David P. Spalding(5)	6,000	(15)	*

Irma B. Elder(5)	1,700	(16)	*

Roy E. Parrott(5)	770		*

David Bing(5)	0	(17)	*

Total Executive Officers and Directors as a group (19 individuals)	1,184,683	(18)	1.8

   *  Less than 1%

(1)	We have been informed by J.P. Morgan & Co. Incorporated and its subsidiaries Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc., J.P. Morgan Florida Federal Savings Bank and Morgan Tokyo Bank, in a report on Schedule 13G dated February 14, 2000, that of the shares reported as beneficially owned, they exercise (a) sole power to vote 4,754,676 shares, (b) shared power to vote 1,950 shares, (c) sole power to disposed of 5,976,876 shares and (d) shared power to dispose of 1,950 shares. They report that virtually all of the accounts under their management involve outside persons who have the right to receive, or direct the receipt of, dividends from, or proceeds from the sale of, the shares reported. The address of J.P. Morgan & Co. Incorporated is 60 Wall Street, New York, New York 10260.

(2)	We have been informed by Franklin Mutual Advisors, LLC (f/k/a Franklin Mutual Advisors, Inc.), in a report on Schedule 13G dated January 18, 2000, that (a) it is an investment advisor, (b) it is a direct subsidiary of Franklin Resources, Inc., (c) it exercises voting and dispositive power independently of Franklin Resources, Inc. or any other Franklin Resources, Inc. affiliate, (d) it beneficially owns the shares reported pursuant to investment advisory agreements which give it sole voting and investment power over shares under management and (e) it has no economic interest in the shares reported. The address of Franklin Mutual Advisors, LLC is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(3)	We have been informed by Neuberger Bergman, Inc. and Neuberger Bergman, LLC, in a report on Schedule 13G dated February 3, 2000, that (a) they are investment manager and sub-advisor, respectively, of Neuberger Bergman’s various Mutual Funds, (b) they exercise sole power to vote 881,576 shares and shared power to vote 3,648,900 shares, (c) they exercise sole dispositive power over no shares but share dispositive power over 4,675,476 shares, (d) they beneficially own the shares reported pursuant to their investment advisory roles, and (e) they have no economic interest in the shares reported. The address of Neuberger Bergman, Inc. and Neuberger Bergman, LLC is 605 Third Avenue, New York, New York 10158.

(4)	We have been informed by FMR Corp. and its wholly-owned subsidiaries Fidelity Management & Research, Fidelity Management Trust Company and Strategic Advisors, Inc., in a report on Schedule 13G filed February 11, 2000, that of the shares reported as beneficially owned, they exercise

(a) sole power to vote 3,800 shares, (b) shared power to vote no shares, (c) sole power to dispose of 4,161,800 shares and (d) shared power to dispose of no shares. They report that virtually all of the accounts under their management involve outside persons who have the right to receive, or direct the receipt of, dividends from, or proceeds from the sale of, the shares reported. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	The individual is a director.

(6)	The individual is a named executive officer.

(7)	Includes 233,500 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, Mr. Way also owned 12,388 restricted stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(8)	Includes 113,000 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, Mr. Rossiter also owned 8,627 restricted stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(9)	Includes 135,800 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, Mr. Vandenberghe also owned 11,552 restricted stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(10)	Includes 54,100 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, Mr. Stebbins also owned 5,184 restricted stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(11)	Includes 26,450 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, Mr. DelGrosso also owned 9,266 restricted stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(12)	Includes 11,250 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, Mr. McCurdy also owned 1,338 phantom stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(13)	Includes 1,250 shares of common stock issuable under options exercisable within 60 days of the record date.

(14)	Includes 2,400 shares of common stock held by Mr. Stern’s spouse as custodian for two children under the Uniform Gifts to Minors Act of New York. Mr. Stern disclaims beneficial ownership of these shares. As of December 31, 1999, Mr. Stern also owned 669 phantom stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(15)	As of December 31, 1999, Mr. Spalding also owned 1,338 phantom stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(16)	As of December 31, 1999, Ms. Elder also owned 1,338 phantom stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(17)	As of December 31, 1999, Mr. Bing also owned 584 phantom stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

(18)	Includes 745,350 shares of common stock issuable under options exercisable within 60 days of the record date. As of December 31, 1999, our executive officers collectively owned 73,729 restricted stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold. As of December 31, 1999, our outside directors collectively owned 5,267 phantom stock units which have all the economic risk of stock ownership but are not reported in the table because they may not be voted or sold.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on our review of reports filed with the Securities and Exchange Commission by our directors and executive officers and by beneficial owners of 10% or more of our shares, and based on written representations received from these same persons, we believe that all reports required under Section 16(a) of the Securities and Exchange Act were timely made except that Mr. Fisher inadvertently did not report the following: (1) on his Form 3 filed April 14, 1997, his indirect ownership of 2,610 shares of Lear held directly by his three minor children, each child owning 870 shares, (2) a gift of 440 shares to each of his three minor children made on December 30, 1997 and (3) a gift of 525 shares to each of his three minor children made on December 30, 1998.

Board Information

Board Meetings

      In 1999, our full Board met six times. In addition to our full Board meetings, our directors attend meetings of permanent committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he or she serves.

Executive Committee

      The Executive Committee, which held one meeting during 1999, consists of Mr. Way, Mr. Rossiter, Mr. Stern and Mr. Spalding, with Mr. Stern serving as Chairman. The Executive Committee, during intervals between meetings of our Board, may exercise certain powers of our Board in the general supervision and control of the business and affairs of our company.

Audit Committee

      The Audit Committee, which held six meetings during 1999, consists of Mr. Shower, Mr. McCurdy and Mrs. Elder, with Mr. Shower serving as Chairman. Mrs. Elder, Mr. Shower and Mr. McCurdy are all outside directors. The responsibilities of the Audit Committee are:

•	to participate with management in selecting and recommending to our Board independent auditors to conduct the annual audit;

•	to review with management and auditors the proposed scope of the annual audit;

•	to review the non-audit services performed by the independent auditors to ensure that performance of these services does not impair the independence of the auditors;

•	to review with management the periodic examinations made by regulatory authorities and any replies required in connection with these examinations;

•	to review with management at least annually the role and scope of the work performed by internal auditors;

•	to review the periodic summary reports of audits performed by the internal auditors; and

•	to advise our Board on any developments which the Audit Committee believes should be considered by our Board.

Compensation Committee

      The Compensation Committee, which held five meetings during 1999, currently consists of Mr. McCurdy and Mr. Parrott, with Mr. McCurdy serving as Chairman. Mr. McCurdy and Mr. Parrott are both outside directors. The responsibilities of the Compensation Committee are:

•	to review and approve salaries, bonuses and other benefits relating to compensation of our officers and senior management and

•	to approve awards under the Long-Term Stock Incentive Plan and stock option plans.

Nominating Committee

      The Nominating Committee, which held no meetings during 1999, consists of Mr. Bing, Mr. Stern and Mr. Rossiter, with Mr. Stern serving as Chairman. The Nominating Committee has responsibility and authority to recommend to our Board:

•	nominees for election to our Board;

•	candidates for membership on the various committees of our Board; and

•	in the event of a vacancy in the office of Chief Executive Officer, a successor Chief Executive Officer.

      The Nominating Committee will consider recommendations for director nominees made by our stockholders. Recommendations for nominations to be voted on at the 2001 annual meeting must be made in writing to Joseph F. McCarthy, Vice President, Secretary and General Counsel, prior to December 31, 2000, and must state the name, age, address, principal occupation, background and qualifications of the person recommended.

Compensation of Directors

      During 1999, directors who were not employees of Lear received an annual fee of $24,000 paid in four equal quarterly payments. One-half of the annual retainer is payable in shares of common stock and the remaining one-half, at the election of each non-employee director, in either cash or shares of common stock. Each non-employee director received a fee of $1,000 for each meeting of our Board that they attended and for each committee meeting they attended which was not held on the same day as a meeting of our Board. Each non-employee director who chaired a committee of our Board received a fee of $2,000 for each committee meeting attended which was not held on the same day as a meeting of our Board. Non-employee directors were also reimbursed for their expenses incurred in attending meetings.

      A non-employee director may elect to defer receipt of all or part of his or her annual retainer. At the non-employee director’s election, amounts deferred will be:

•	credited with interest at an annual rate equal to the prime rate plus one percent; or

•	accounted for as if invested in shares of common stock.

      Amounts deferred are paid to the non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control occurs.

      In addition, each non-employee director received an option to purchase 1,250 shares at a price equal to the fair market value of the common stock on the date of grant. In 1999, option grants to non-employee directors were made on March 19 at an exercise price of $39.00. The options granted to non-employee directors expire in ten years and generally become exercisable in three years regardless of a non-employee director’s continued service. Non-employee directors will be eligible to receive option grants in the future as partial compensation for their services.

      In February 1997, we implemented stock ownership guidelines for non-employee directors. These ownership guidelines require each non-employee director to own stock equal in value to three times the annual retainer. Non-employee directors who have not made substantial progress towards this goal within five years of becoming a director will have all of their annual retainer delivered in shares of common stock.

      Directors who are also our employees receive no additional compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or committee meetings of our Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth annual and long-term compensation for our named executive officers in the fiscal years ended December 31, 1999, 1998 and 1997.

Summary Compensation Table

				Long Term Compensation

	Annual Compensation			Awards		Payouts

					Securities
				Restricted	Underlying
Name and				Stock	Options/	LTIP	All Other
Principal Positions	Period	Salary(1)	Bonus(1)	Awards(2)	SARs	Payouts(3)	Compensation

Kenneth L. Way,	1999	$891,250	$829,934(4)	$0	60,000	$97,263	$102,323	(5)
Chairman and Chief	1998	825,000	403,920(4)	126,225	50,000	229,469	115,037
Executive Officer	1997	783,750	669,708(4)	209,309	23,000	—	113,826

Robert E. Rossiter,	1999	$757,500	$705,384(4)	$0	50,000	$68,086	$71,997	(6)
President and COO	1998	656,828	321,583(4)	100,495	45,000	160,572	75,594
	1997	554,250	475,114(4)	148,480	20,000	—	158,762

James H. Vandenberghe,	1999	$605,416	$507,387(4)	$70,470	50,000	$51,864	$57,979	(7)
Vice Chairman	1998	522,500	255,816(4)	79,943	40,000	122,374	60,838
	1997	437,500	308,003(4)	207,287	18,000	—	54,166

Donald J. Stebbins,	1999	$335,000	$210,568(4)	$29,246	30,000	$26,581	$26,201	(8)
Senior Vice President	1998	272,917	100,215(4)	31,317	20,000	56,589	21,236
and CFO	1997	239,876	135,656(4)	56,250	8,000	—	5,302

Douglas G. DelGrosso,	1999	$329,380	$201,058(4)	$100,000	30,000	$19,466	$33,180	(9)
Senior Vice President	1998	217,496	63,600(4)	100,000	20,000	45,943	26,684
	1997	206,874	110,628(4)	62,500	10,000		31,211

(1)	Under the Management Stock Purchase Program, named executive officers elected to defer portions of their 1999 salaries and bonuses. Salaries and bonuses are reported net of any deferred amount. For a description of the gross bonuses earned in 1999 and of the amounts deferred by each named executive officer, see “Compensation Committee Report — Annual Incentives.”

(2)	Pursuant to deferral elections made under the Management Stock Purchase Plan relating to compensation earned in the year ending December 31, 1999, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso received restricted stock units of 0; 0; 3,371; 1,399 and 4,038, respectively. Under the Management Stock Purchase Program, Mr. Way currently holds 12,388 restricted stock units with an aggregate value of $396,419, Mr. Rossiter currently holds 8,627 restricted stock units with an aggregate value of $276,074, Mr. Vandenberghe currently holds 11,552 restricted stock units with an aggregate value of $369,654, Mr. Stebbins currently holds 5,184 restricted stock units with an aggregate value of $165,890, and Mr. DelGrosso currently holds 9,266 restricted stock units with an aggregate value of $296,508. The aggregate value of restricted stock units is based on a closing price of common stock of $32.00 on December 31, 1999, as reported by the New York Stock Exchange. If we pay any dividends on our common stock, dividend equivalents will accrue on restricted stock units. For a description of the Management Stock Purchase Program, see “Compensation Committee Report — Long-Term Incentives.”

(3)	Values reported for 1999 reflect the number of performance shares issued for the performance period beginning January 1, 1997 and ending December 31, 1999 multiplied by $23.1743, the price at which Lear acquired its common stock on March 3, 2000 for the purpose of performance share payouts. At settlement, Lear withholds sufficient performance shares to pay federal income taxes due on each participant’s award for that performance period. The dollar amounts reported reflect the gross number of performance shares received before performance shares were withheld to satisfy federal income taxes. For a description of performance shares, see “Compensation Committee Report — Long-Term Incentives — Performance Shares.”

(4)	Pursuant to our Senior Executive Incentive Compensation Plan, we award annual bonuses to executive officers based on the attainment of specified financial objectives. All bonuses were earned pursuant to the Senior Executive

Incentive Compensation Plan. For a description of the Senior Executive Incentive Compensation Plan and the criteria used to determine the awards, see “Compensation Committee Report — Annual Incentives.”

(5)	Represents: matching contributions under the Executive Supplemental Savings Plan of $61,808; 401(k) plan matching contributions of $8,000; life insurance premiums paid by Lear of $24,176; and payments of $8,339 for expenses related to financial planning.

(6)	Represents: matching contributions under the Executive Supplemental Savings Plan of $51,099; 401(k) plan matching contributions of $6,875; life insurance premiums paid by Lear of $6,303; imputed income of $745 with respect to life insurance coverage; and payments of $6,975 for expenses related to financial planning.

(7)	Represents: matching contributions under the Executive Supplemental Savings Plan of $38,260; 401(k) plan matching contributions of $8,000; life insurance premiums paid by Lear of $4,265; and payments of $7,454 for expenses related to financial planning.

(8)	Represents: matching contributions under the Executive Supplemental Savings Plan of $15,054; 401(k) plan matching contributions of $2,206; life insurance premiums paid by Lear of $720; imputed income of $782 with respect to life insurance coverage; and payments of $7,439 for expenses related to financial planning.

(9)	Represents: matching contributions under the Executive Supplemental Savings Plan of $18,271; 401(k) plan matching contributions of $6,250; life insurance premiums paid by Lear of $720; imputed income of $480 with respect to life insurance coverage; and payments of $7,459 for expenses related to financial planning.

Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year

      We have three stock option plans and a Long-Term Stock Incentive Plan, all of which are administered by the Compensation Committee. The following table indicates the options granted to each of our named executive officers during the fiscal year ended December 31, 1999 and the potential value of those options on an aggregated basis. All the options reported below were granted pursuant to the Long-Term Stock Incentive Plan.

Option Grants in Fiscal Year 1999

	Number of	% of Total
	Securities	Options
	Underlying	Granted	Exercise
	Options	Employees in	Price	Expiration	(1) Grant Date
Name	Granted	Fiscal Year	($/Share)	Date	Present Value

Kenneth L. Way	60,000	5.69	$39.00	03/19/2009	$1,398,000

Robert E. Rossiter	50,000	4.74	$39.00	03/19/2009	$1,165,000

James H. Vandenberghe	50,000	4.74	$39.00	03/19/2009	$1,165,000

Donald J. Stebbins	30,000	2.85	$39.00	03/19/2009	$699,000

Douglas G. DelGrosso	30,000	2.85	$39.00	03/19/2009	$699,000

(1)	The grant-date valuation shown is based upon a Black-Scholes based option pricing model using the following assumptions: (i) an expected volatility of 38.9%; (ii) an interest rate of 5.16%; (iii) dividend payments of zero; (iv) a zero risk of forfeiture and (v) a zero probability of early exercise. For a discussion of the terms of the options granted, see “Compensation Committee Report — Long-Term Incentives” below.

     The following table indicates the value of stock options exercised during the fiscal year ended December 31, 1999 and the value of unexercised stock options held as of December 31, 1999 by each of our named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options
	Shares Acquired	Value	December 31, 1999	at December 31, 1999(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Kenneth L. Way	40,000	1,155,000	233,500/110,000	3,164,500/0

Robert E. Rossiter	—	—	113,000/95,000	1,295,500/0

James H. Vandenberghe	—	—	135,800/90,000	1,755,600/0

Donald J. Stebbins	—	—	54,100/50,000	660,200/0

Douglas G. DelGrosso	—	—	26,450/50,000	141,650/0

(1)	Based on a closing price of $32.00 per share on December 31, 1999 as reported by the New York Stock Exchange.

      The following table provides information, with respect to our named executive officers, concerning the grants of performance share awards under the Long-Term Stock Incentive Plan.

Long-Term Incentive Plan — Performance Share Awards in Last Fiscal Year

Estimated Future Payouts under
Non-stock
	Performance or	Price-based Plans(1)
Other Period until
	Maturation or	Threshold	Target	Maximum
Name	Payout	(#)	(#)	(#)

Kenneth L. Way	01/01/99—12/31/01	1,416/1,416	2,831/2,831	4,247/4,247

Robert E. Rossiter	01/01/99—12/31/01	1,242/1,242	2,483/2,483	3,725/3,725

James H. Vandenberghe	01/01/99—12/31/01	994/994	1,987/1,987	2,981/2,981

Donald J. Stebbins	01/01/99—12/31/01	497/497	993/993	1,499/1,499

Douglas G. DelGrosso	01/01/99—12/31/01	497/497	993/993	1,499/1,499

(1)	Represents performance share awards under our Long-Term Stock Incentive Plan. See “Executive Compensation — Long-Term Stock Incentive Plan.” The first number represents the number of shares under the performance share awards that a named executive officer may receive based upon the cumulative net income performance criteria and the second number represents the number of shares under the performance share award that a named executive officer may receive based upon the relative return to shareholders performance criteria.

Pension Plan and Benefits

Qualified Pension Plan

      The named executive officers (as well as other employees) participate in the Lear Corporation Pension Plan. The pension plan is intended to be a qualified pension plan under the Internal Revenue Code and its benefits are integrated with Social Security benefits. In general, an eligible employee becomes a participant on the July 1st or January 1st after completing one year of service (as defined within the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code.

      The pension plan contains multiple benefit formulas but the Lear Corporation benefit formula is the principal formula and all named executive officers are covered by it. Under the Lear Corporation formula, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five consecutive calendar years in the last 15 years of employment in which the participant had his highest earnings. Compensation includes (a) all cash compensation reported for federal income tax purposes other than long term incentive bonuses and (b) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	1.10% times final average earnings times years of credited service before 1997 (to a maximum of 30 years) plus 1.00% times final average earnings times years of credited service after 1996 (with a maximum of 30 years reduced by years of credited service before 1997) plus 0.65% times final average earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service after 1996 (with a maximum of 30 years); and

•	$360.00 times years of credited service.

      Any employee who on January 1, 1997 was an active employee and age 50 or older will earn benefits under the 1.10% formula for years of credited service through 2001.

      The benefits under the pension plan become vested once the participant accrues five years of vesting service under the plan.

Pension Equalization Plan

      In addition to the pension plan, we have established the Lear Corporation Pension Equalization Plan (PEP). Lear Corporation’s pension plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the pension plan. The Pension Equalization Plan is intended to supplement the benefits under the pension plan for selected highly paid executives whose pension plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Plan benefit equals the difference between the executive’s actual vested accrued pension plan benefit and the pension plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered compensation and total benefits were disregarded. Highly compensated executives selected by the Compensation Committee and other executives whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Plan. Each of Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso participates in the Pension Equalization Plan.

Executive Supplemental Savings Plan

      In addition to the pension plan and the pension equalization plan, we have established the Lear Corporation Executive Supplemental Savings Plan. The purpose of the plan is to provide participants and their beneficiaries with retirement benefits that could not be earned under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan and/or the amount of compensation that can be recognized under the Retirement Savings Plan. In addition, the Executive Supplemental Savings Plan also provides retirement benefits that would have been earned under the Retirement Savings Plan, the Pension Plan and/or the Pension Equalization Plan if the participant had not elected to defer compensation under this plan or the Management Stock Purchase Program (as described above). The benefits under the Executive Supplemental Savings Plan become vested once the participant accrues three years of vesting service under the plan. Selected senior officers are eligible to participate in the Executive Supplemental Savings Plan.

      The following table indicates estimated total annual benefits payable as a single life annuity beginning at age 65 for various compensation levels and years of service under the pension plan, the pension equalization plan and the supplemental savings plan. Generally, annual compensation used for pension formula purposes includes salary, annual bonus and 80% of the Restricted Stock Awards reported in the Summary Compensation Table.

Pension Table

		Years of Service
	Covered
Annual Compensation	Compensation*	10	15	20	25	30

$ 500,000	$44,940	$83,579	$125,868	$168,158	$210,447	$252,737

600,000	44,940	100,879	151,918	202,958	253,997	305,037

700,000	44,940	118,179	177,968	237,758	297,547	357,337

800,000	44,940	135,479	204,018	272,558	341,097	409,637

900,000	44,940	152,779	230,068	307,358	384,647	461,937

1,000,000	44,940	170,079	256,118	342,158	428,197	514,237

1,200,000	44,940	204,679	308,218	411,758	515,297	618,837

1,400,000	44,940	239,279	360,318	481,358	602,397	723,437

1,600,000	44,940	273,879	412,418	550,958	689,497	828,037

1,800,000	44,940	308,479	464,518	620,558	776,597	932,637

2,000,000	44,940	343,079	516,618	690,158	863,697	1,037,237

2,200,000	44,940	377,679	568,718	759,758	950,797	1,141,837

2,400,000	44,940	412,279	620,818	829,358	1,037,897	1,246,437

2,600,000	44,940	446,879	672,918	898,958	1,124,997	1,351,037

2,800,000	44,940	481,479	725,018	968,558	1,212,097	1,455,637

*	Indicates the covered compensation for Mr. Way who has the lowest covered compensation of all the named executive officers. The covered compensation for the other named executive officers will be a higher amount and their number of years at the 1.10% formula will be fewer than Mr. Way’s, resulting in a slightly lower payout amount for comparable compensation levels and years of service. Such differences are not expected to be material.

      The pension plan, the Pension Equalization Plan and the Executive Supplemental Savings Plan grant credit for all years of pension service with Lear Siegler Diversified Holdings Corp. and with Lear Corporation, and offset the retirement benefit payable by the Lear Siegler Diversified Holdings Corp. Pension Plan against the benefit payable by the plans. At age 65, it is estimated that under the plans Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso will each have 30 years of credited service.

Retirement Savings Plan

      We have established a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code for non-union salaried employees who have completed one month of service. Under the retirement savings plan, each eligible employee may elect to defer, on a pre-tax basis, a portion of his or her salary each year and Lear Corporation makes a matching contribution on a participant’s contribution of up to five percent of base salary. Lear’s matching contribution is invested in shares of Lear’s common stock. Matching contributions become vested under the retirement savings plan at a rate of 20% for each full year of service. For the year ended December 31, 1999, the matching contribution for each named executive officer was: Mr. Way, $8,000; Mr. Rossiter, $6,875; Mr. Vandenberghe, $8,000; Mr. Stebbins, $2,205 and Mr. DelGrosso, $6,250.

      Our match percentage for each participant under the Lear Corporation Retirement Savings Plan is determined under the following chart and will apply to the participant’s contributions up to five percent of base salary:

Matching
Years of Service	Contribution Percentage

Less than 5	50%

More than 5 but less than 8	75%

8 or more	100%

Our matching contribution for each participant is invested in shares of our common stock. Each participant who is at least age 57, however, may elect to diversify the employer matching contributions.

Employment Agreements

      We have entered into employment agreements with each of our named executive officers listed in the Summary Compensation Table. Each of Mr. Way, Mr. Rossiter and Mr. Vandenberghe entered into a four-year employment agreement dated March 20, 1995. Each four-year employment agreement is renewable for one additional year on the second anniversary of the agreement and each anniversary thereafter. Mr. Stebbins and Mr. DelGrosso entered into two-year employment agreements dated as of March 20, 1995 and March 1, 2000, respectively, which automatically renew for one additional year on each anniversary of the agreement. As of March 17, 2000, Mr. Way’s salary is $1,000,008, Mr. Rossiter’s salary is $840,000, Mr. Vandenberghe’s salary is $664,992, Mr. Stebbins’s salary is $360,000 and Mr. DelGrosso’s salary is $400,000. The salaries of each of our named executive officers may be increased at the discretion of the Compensation Committee. In addition, each of Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee.

      Each employment agreement provides that:

•	upon the death of the employee, Lear will pay to his estate or designated beneficiary his full base salary for an additional 12 months;

•	upon termination for disability, the employee will receive all compensation payable under Lear’s disability and medical plans and programs plus an additional payment from Lear so that the aggregate amount of salary continuation from all sources equals his base salary through the remaining term of the agreement;

•	upon termination by the employee for good reason (as defined in the employment agreement) or by Lear without cause (as defined in the employment agreement), the employee will receive his full base salary, a bonus each year which equals the average of the bonuses paid the employee for the prior two fiscal years and continued participation in certain compensation and benefit plans until the end of the term of the agreement;

•	upon termination by Lear for cause, the employee is entitled to receive only unpaid salary and benefits, if any, accrued through the effective date of the employee’s termination; and

•	upon transfer of all or substantially all of the assets of Lear to a successor entity, Lear will require the successor entity expressly to assume performance of the agreement.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

      No member of the Compensation Committee was, during the fiscal year ended December 31, 1999, an officer, former officer or employee of Lear or any of its subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

      Regardless of anything indicating the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference.

Introduction

      Our Compensation Committee determines the salaries and other entitlements of the executive officers and designs all of our compensation programs and policies. The Compensation Committee is currently composed of two non-employee directors: Mr. McCurdy and Mr. Parrott. Our Board has not rejected or modified any action taken by the Compensation Committee.

Executive Compensation Policy

      The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	provide management with incentive for excellence in individual performance;

•	promote teamwork among managers; and

•	attract and retain highly qualified and effective officers, key employees and directors.

The Compensation Committee targets total remuneration (i.e., base salary, annual incentives and long-term incentives) of our senior executives at the 75th percentile of our peer group in return for comparable performance. A discussion of each component of executive compensation follows.

Base Salary

      Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee considers the compensation practices and corporate financial performance of similarly situated companies based on research provided by independent consultants. The Compensation Committee focuses primarily on total compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer remuneration. As of March 17, 2000 Mr. Way’s base salary was $1,000,008, Mr. Rossiter’s base salary was $840,000, Mr. Vandenberghe’s base salary was $664,992, Mr. Stebbins’s base salary was $360,000 and Mr. DelGrosso’s base salary was $400,000.

Annual Incentives

      Our executive officers participate in the Senior Executive Incentive Compensation Plan. Pursuant to this plan, the Compensation Committee makes annual incentive awards designed to reward past financial performance and the achievement of goals considered important to our future. Awards are made in February or March of each year based on our performance achieved in the previous year.

      Each named executive officer is assigned an annual target opportunity under the Senior Executive Incentive Plan. The target opportunity for a given year’s performance is based 50% upon whether our earnings per share reach a goal established by the Compensation Committee and 50% upon whether our increase in earnings per share reach a goal set by the Compensation Committee. For the year ended December 31, 1999, Mr. Way, Mr. Rossiter, Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso earned annual gross bonuses in the amount of $829,934, $705,384, $563,763, $233,964, and $251,058, respectively. Each of Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso elected to defer a portion of his 1999 annual cash bonus pursuant to elections made under the Management Stock Purchase Program. Mr. DelGrosso also elected to defer a portion of his 1999 salary pursuant to elections made under the Management Stock Purchase Program.

      In November 1997, the Compensation Committee awarded restricted property valued at $1,500,000 to Mr. Rossiter. The restrictions on this property lapse based upon the achievement of financial objectives specified under the Senior Executive Incentive Plan for the years ended December 31, 1997, December 31, 1998 and December 31, 1999. The restrictions on $593,892, $401,979 and $504,129 of the property lapsed in February 1998, 1999 and 2000, respectively, due to the attainment of the specified financial objectives under the Senior Executive Incentive Plan. The lapse of restrictions on $504,129 of the property, and accrued interest on the restricted property, is reflected in Mr. Rossiter’s total bonus of $757,500 for the year ended December 31, 1999.

Long-Term Incentives

      The long-term incentive component of our executive compensation program is designed to provide our senior officers with substantial at-risk components and to align the interests of our senior officers with those of our stockholders. To achieve these goals, the Compensation Committee has:

•	implemented stock ownership guidelines for its senior officers;

•	granted stock options to selected senior officers;

•	granted performance share awards to selected senior officers; and

•	permitted its officers to defer a portion of their base salary and annual incentive bonus in restricted stock units.

Management Stock Ownership Requirements

      The Compensation Committee has implemented stock ownership guidelines that require certain of our senior officers to achieve, within five years, stock ownership levels ranging from one to five times base salary. Shares of common stock owned and restricted stock units but not unexercised stock options, are counted in satisfying these requirements. Management personnel who have not made substantial progress towards these goals after three years will have up to 50% of their annual incentives delivered in restricted stock units pursuant to the Management Stock Purchase Program described below.

Stock Options

      Stock options granted under our stock option plans, which become exercisable three years from the date of grant, provide incentive for officers by giving them a strong economic interest in remaining with us and maximizing price appreciation of our common stock. On March 19, 1999, each of the named executive officers received stock options which vest and become exercisable on March 19, 2002 and have an exercise price of $39.00 per share.

Performance Share Awards

      Performance share awards ensure that a significant component of selected senior officers’ compensation depends upon the achievement of specified financial performance goals over a three year period. The Compensation Committee chooses from among eight commonly used measures of corporate performance to determine the level of payout of performance share awards.

      In 1999, the Compensation Committee granted performance share awards to selected employees under the Long-Term Incentive Plan with target performance shares equal on the date of the award to 25% of the senior officer’s base salary on January 1, 2000. The 1999 performance criteria over a three year period for these performance share awards are our cumulative net income and our relative return to stockholders compared to our peer group of representative independent automotive suppliers, see footnote to the Performance Graph. For a senior officer to receive shares of common stock under the performance shares, cumulative net income and/ or relative return to stockholders over three years must equal or exceed the threshold goals. Our officers may earn additional shares of common stock under the performance share awards if we exceed the target goals for cumulative net income and/ or relative return to stockholders.

      To insure that our executive officers are compensated in a manner consistent with our best interests and those of our stockholders, the Compensation Committee decided to exclude certain extraordinary items when calculating our 1998 net income. This decision affects the calculation of our actual cumulative net income for purposes of determining the number of shares paid out under the performance shares awarded in 1996, 1997 and 1998.

Management Stock Purchase Program

      In furtherance of its goal of aligning the interests of officers with those of our stockholders, the Compensation Committee to date permits 67 senior officers to participate in the Management Stock Purchase Program. The program is part of the Long-Term Stock Incentive Plan. Under this program, a selected officer can elect to defer a portion of his or her base salary for the year and annual incentive bonuses based upon the officer’s performance for the prior year and paid under the Senior Executive Incentive Plan or the Management Incentive Plan during the first quarter of the year. In consideration for deferring their salary and/or incentive bonus, participants will receive an amount of restricted stock units under the Long-Term Incentive Plan equal to 125% of the amount deferred divided by the fair market value of a share of common stock on the date the annual incentive bonuses are paid. Generally, a participant must hold restricted stock units and remain employed for at least three years, at which time the participant receives a number of shares of common stock equal to the restricted stock units held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he or she had held shares of common stock rather than restricted stock units. Pursuant to deferral elections made under the Management Stock Purchase Program for compensation and annual incentive bonuses earned in the year ending December 31, 1999, Mr. Vandenberghe, Mr. Stebbins and Mr. DelGrosso received restricted stock units of 3,371; 1,399; and 4,038, respectively.

Retirement Benefits

      For a description of the retirement benefits we provide, see Executive Compensation — Pension Plan and Benefits.

Estate Preservation Plan

      The Compensation Committee has established the Estate Preservation Plan for certain of our senior executives, each of whom has a significant portion of his net worth invested in our common stock. The Estate Preservation Plan provides the beneficiaries of a participant with funds to pay estate taxes on inherited common stock. Under the Estate Preservation Plan, we purchase a life insurance policy on the joint lives of the participant and his spouse. We own the life insurance policy but endorse a portion of the policy’s proceeds to the participant’s designated beneficiaries. Each participant pays a portion of the policy’s annual premium (until he reaches age 65) and we pay the remainder of the annual premium. After the executive reaches age 65, we pay the entire annual premium and the participant pays income taxes on the imputed income from the policy. Upon the later death of a participant or his spouse, we recover the present value of our premium payments from the tax-free insurance proceeds and the participant’s beneficiaries receive the remaining tax-free insurance proceeds, which they can use to pay the estate taxes on inherited common stock.

Chief Executive Officer Compensation

      Pursuant to his employment agreement, Mr. Way received a salary of $891,250 during the fiscal year ending December 31, 1999. Mr. Way was also eligible to participate in the Senior Executive Incentive Plan, the Long-Term Stock Incentive Plan, the stock option plans, the Executive Supplemental Savings Plan and the Estate Preservation Plan. The Compensation Committee awarded Mr. Way an annual bonus of $829,934 for services performed in 1999, which was based upon the attainment of targeted earnings per share and targeted growth in earnings per share pursuant to the Senior Executive Incentive Plan. In May, 1999, the Compensation Committee granted to Mr. Way the following compensation to provide substantial at-risk components and to align the interests of Mr. Way with those of our stockholders: (i) options to purchase 60,000 shares of common stock and (ii) performance share awards, the ultimate value of which will be determined by our cumulative net income and relative return to our shareholders over a three year period. See “Executive Compensation — Option Grants and Long-Term Incentive Awards in Last Fiscal Year.”

Tax Treatment of Executive Compensation

      One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Generally, the Compensation Committee intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to annual and long-term incentives in order to avoid losing the tax deduction for non-performance based compensation in excess of $1,000,000 paid to any named executive officer appearing in the Summary Compensation Table. The Compensation Committee may, however, determine that it is necessary to exceed the limitation on deductibility under Section 162(m) to insure executive officers are compensated in a manner consistent with our best interests and those of our stockholders.

      This report is submitted by Larry W. McCurdy and Roy E. Parrott, being all of the members of the Compensation Committee.

Larry W. McCurdy, Chairman
Roy E. Parrott

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return from December 31, 1994, the date of our initial public offering, through December 31, 1999, the S&P 500 and a peer group1 of companies we selected for purposes of the comparison and more fully described below. Dividend reinvestment has been assumed and the returns of each company has been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on December 31, 1994 in each of the common stock, the stocks comprising the S&P 500 Index and the stocks comprising the peer group.

[PERFORMANCE GRAPH]

MEASUREMENT PERIOD
(FISCAL YEAR COVERED)	12/31/94	12/31/95	2/31/96	12/31/97	12/31/98	12/31/99

LEAR CORPORATION	100.00	146.84	172.78	240.51	194.94	162.03

S&P 500	100.00	134.63	165.62	216.94	289.95	364.99

PEER GROUP	100.00	114.02	145.09	184.46	182.85	160.41

(1)	We do not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The peer group we have selected is made up of representative independent automobile suppliers of comparable size and products whose common stock is traded on domestic stock exchanges. Our peer group includes Arvin Industries, Inc., Borg-Warner Automotive, Inc., Collins & Aikman, Dana Corp., Detroit Diesel Corp., Donnelly Corp., Eaton Corp., Gentex Corp., Johnson Controls, Inc., Magna International, Inc., Mascotech, Inc., Simpson Industries, Inc., Superior Industries International and Tower Automotive. The following companies were part of our peer group last year but have been removed this year: (1) Breed Technologies, Inc. because it was delisted from the New York Stock Exchange due to bankruptcy in 1999, (2) Excel Industries, Inc because it was acquired by Dura Automotive Systems, Inc. on March 24, 1999, (3) Standard Products Co. because it was acquired by Cooper Tire & Rubber Co. on October 28, 1999 and (4) Walbro because it was acquired by TI Group PLC on June 17, 1999.

CERTAIN TRANSACTIONS

Joint Venture with Bing Manufacturing

      In June 1997, Lear agreed to form a joint venture named Detroit Automotive Interiors L.L.C. with Bing Manufacturing, Inc. to manufacture, market, sell and service automobile and light duty truck seating, seating components and seating modules. David Bing, who is a director of Lear, is Chairman and the majority shareholder of Bing Manufacturing and Chairman of the Board of Detroit Automotive Interiors. Lear sold $32,000,000 worth of seating components to Detroit Automotive Interiors in 1999. Detroit Automotive Interiors made equity distributions to Lear of $701,000 in 1999.

APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 2)

      Our Board, upon recommendation of our Audit Committee, has appointed Arthur Andersen LLP as our independent auditors for the current year ending December 31, 2000. A proposal will be presented at the meeting to approve the appointment of Arthur Andersen LLP as our independent auditors for the 2000 fiscal year. If the stockholders fail to ratify such selection by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent auditors will be considered by our Board upon recommendation of the Audit Committee. We have been advised that a representative of Arthur Andersen LLP will be present at the meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

YOUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE
APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS
FOR 2000.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

      Stockholders who intend to present proposals at the 2001 Annual Meeting of Stockholders pursuant to Securities and Exchange Commission Rule 14a-8 must send notice of their proposal to us so that we receive it no later than November 17, 2000. Stockholders who intend to present proposals at an annual meeting other than pursuant to Rule 14a-8 must comply with the notice provisions in our by-laws. These notice provisions require that, for a proposal to be properly brought before the 2001 Annual Meeting of Stockholders, proper notice of the proposal be received by us no sooner than October 18, 2000 and no later than November 17, 2000. Stockholder proposals should be addressed to Joseph F. McCarthy, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

OTHER MATTERS

      We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the enclosed proxy intend to vote the shares they represent in accordance with their own judgments.

      Upon written request by any stockholder entitled to vote at the meeting, we will furnish, without charge, a copy of the Form 10-K Annual Report for 1999 which we filed with the Securities and Exchange Commission, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 17, 2000, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Joseph F. McCarthy, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

By Order of the Board of Directors

/s/ JOSEPH F. MCCARTHY
Joseph F. McCarthy
Vice President, Secretary
and General Counsel

Dear Stockholder:

      The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. on Thursday, May 11, 2000 at Lear Corporation, 5200 Auto Club Drive, Dearborn, Michigan 48126.

      To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

      In order to assist the Company in preparing for the Meeting, please indicate on item 3 on the proxy whether you currently plan to attend the Meeting.

      If you attend the Meeting in person, detach and bring this letter to the meeting as an admission ticket for you and up to two of your guests.

March 23, 2000

Detach Proxy Card Here

            [              ]

1.	Election of Directors:	FOR all nominees listed below	[X]	WITHHOLD AUTHORITY to vote for all nominees listed below.	[X]	*EXCEPTIONS	[X]

Nominees: Irma B. Elder, David P. Spalding and James A. Stern
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions________________________________________________________________________________________________________

2.	To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

FOR      [ X ]      AGAINST       [ X ]     ABSTAIN      [ X ]

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.	3.	Do you plan to attend the Meeting? Yes [ ] No [ ]

Change of Address Mark Here [ X ]

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date:_______________________,2000

______________________________ Signature

______________________________ Signature

Votes must be indicated (x) in Black or Blue ink. [X]

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

PLEASE DETACH HERE

\/  You Must Detach This Portion of the Proxy Card  \/
Before Returning it in the Enclosed Envelope

ADMISSION TICKET

LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2000 AT 10:00 A.M.
LEAR CORPORATION
5200 AUTO CLUB DRIVE
DEARBORN, MICHIGAN 48126

ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

LEAR CORPORATION
PROXY/VOTING INSTRUCTION CARD

      This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 11, 2000 or any adjournment or postponement thereof (the “Meeting”).

      The undersigned appoints Joseph F. McCarthy and Donald J. Stebbins, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

LEAR CORPORATION P.O. BOX 11211 NEW YORK, N.Y. 10203-0211